Exhibit 99.1

              Cyberonics Q1 Results Expected to Exceed Guidance

                    Q1 Annual Sales Growth to Exceed 15%;
                     Q1 Annual EPS Growth to Exceed 145%;
                Conference Call Rescheduled for August 5, 2003

    HOUSTON, July 29 /PRNewswire-FirstCall/ -- Cyberonics, Inc. (Nasdaq: CYBX) today announced that first quarter results are expected to exceed the Company's first quarter guidance with quarterly annual sales growth exceeding 15% and quarterly annual net earnings growth exceeding 145%. The Company will report results for the first quarter ended July 25, 2003 on Tuesday, August 5, 2003 at 4:00 PM EDT. A conference call to discuss those results will occur at 4:30 PM EDT.

    CONFERENCE CALL
    Two separate phone lines are necessary to access the conference call and Internet presentation. The audio portion of the conference call may be accessed by dialing 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 1992691; the leader is Pam Westbrook. A replay of the audio portion of the conference call will be available two hours after the completion of the conference call on Tuesday, August 5, 2003 through Tuesday, August 19, 2003 by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 1992691.

    You may access the Cyberonics Internet presentation site via the PresentPLUS Gateway address http://www.presentplus.com/conference/gateway.html . To test your system in advance, take the instant system check by clicking on the PresentPLUS Gateway link above, then select Browser Check from the available options. If you encounter difficulty, support solutions will be provided, or you may call PresentPLUS toll-free at 877-549-3137 or email support@presentplus.com with your telephone number for an immediate call back. Once proper compatibility is confirmed, the presentation site can be accessed 10 minutes prior to the scheduled start, beginning at 4:20 PM EDT on Tuesday, August 5, 2003. Click on the link http://www.presentplus.com/conference/gateway.html , then click on "Attendee Login" from the available options. The event name and password is xcyberonics.

    ABOUT VNS THERAPY AND CYBERONICS
    Cyberonics, Inc. was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company's initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 22,000 epilepsy patients in 24 countries have accumulated over 56,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression).

    VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer's disease, and chronic headache/migraine. Cyberonics' comprehensive VNS Therapy depression study program began with the first pilot study implant in July 1998. The depression study program includes the following studies: a 60-patient acute and long-term pilot study (D-01); a 235-patient double blind, randomized, placebo controlled 8-week fixed dose acute pivotal study with a long-term extension (D-02); a 127-patient long-term observational study of patients with chronic or recurrent treatment resistant depression treated only with treatment as usual (D-04); neuroimaging, neurochemical and sleep mechanism of action studies; and several healthcare utilization and cost effectiveness studies. The patients in these studies were suffering from chronic or recurrent treatment resistant depression. In the D-02 and D-04 studies, the average lifetime illness exceeded 25 years and the average duration of the current depressive episode exceeded 48 months.

    Highly statistically and clinically significant acute and long-term response and remission rates were observed in the D-01 pilot study. The first implant in the D-02 pivotal study occurred in August 2000. In January 2002, Cyberonics announced that although clinically meaningful, the difference in the D-02 treatment and placebo group HRSD-24 response rates at the end of the 8-week fixed dose acute study was not statistically significant. In
September 2002, after determining the likely contributors to the lack of statistical significance, Cyberonics submitted a revised, prospective long-term pivotal study analysis plan to FDA. In January 2003, Cyberonics announced that the one-year data from its D-02 depression pivotal study, analyzed pursuant to the D-02 analysis plan submitted to the FDA in September 2002, showed highly statistically significant (p-value < 0.001) and clinically significant improvements compared to baseline. In July 2003, Cyberonics reported that the preliminary one-year results from its D-02 VNS Therapy depression pivotal study and D-04 companion study of chronic and recurrent treatment resistant depression, analyzed pursuant to the D-02 analysis plan submitted to the U.S. Food and Drug Administration (FDA) in September 2002, showed a highly statistically significant causal relationship (p-value < 0.001) between VNS Therapy and the depression improvements from baseline observed in the D-02 VNS Therapy study. The causal relationship between VNS Therapy and the D-02 patients' one-year outcomes was determined using a repeated measures linear regression analysis to compare depression improvements as measured by the Inventory of Depressive Symptomatology-Self Report (IDS-SR) over one year in 205 D-02 patients receiving VNS Therapy and treatment as usual with the IDS-SR outcomes of 124 patients in a companion study, D-04, receiving only treatment as usual. In D-04, patients with chronic or recurrent treatment resistant depression who met the critical D-02 inclusion criteria were treated with standard medical management at 13 total study sites including 12 of the 21 D-02 study sites. Statistically and clinically significant differences in the physician and patient reported D-02 and D-04 patients' one-year response and remission rates were also observed. One-year response rates, defined as at least a 50% improvement in depression symptoms as measured by the IDS-SR and HRSD-24 (24 item clinician rated Hamilton Rating Scale for Depression) were 21% and 30%, respectively in D-02 and 12% for both measures in D-04. One-year remission rates, defined as the percentage of patients free of depressive symptoms after one-year of treatment, were 16% and 17%, respectively in D-02 and 5% and 7%, respectively in D-04.

    The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

    FORWARD LOOKING STATEMENTS
    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words. Such forward-looking statements include statements concerning the preliminary sales and net earnings growth for the quarter ended July 25, 2003 and our plans to report financial results for the quarter ended July 25, 2003 on August 5, 2003. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test of VNS Therapy for the treatment of depression, Alzheimer's disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; our ability to hire, train and retain personnel; the accuracy of management's estimates of future events, sales, expenses and earnings; and other risks detailed in from time to time in the Company's filings with the SEC.